Exhibit 10.2

BOARD OBSERVER AGREEMENT

This BOARD OBSERVER AGREEMENT (the “Agreement”) is entered into as of March 22, 2021, by and among NN, Inc., a Delaware corporation (the “Company”) and NHTV Nevada Holdings LP LP (“NHTV”).

WHEREAS, in connection with the financing pursuant to that certain Securities Purchase Agreement, dated March 22, 2021, by and among the Company and NHTV (the “Purchase Agreement”), NHTV shall have the right to designate a non-voting board observer (an “Observer”) to the board of directors of the Company (the “Board”) and any and all committees thereof (each a “Committee”, and collectively, the “Committees”);

WHEREAS, the Observer shall receive and be provided access to certain confidential and proprietary information, data and know-how relating to the business and prospective business of the Company and to existing or potential products, processes and services of the Company; and

WHEREAS, the Company wishes to maintain in confidence such information and NHTV recognizes the necessity of maintaining the strictest confidence with respect to the Company’s confidential information.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein, as well as other valuable consideration received, the parties agree as follows:

1    Observer Rights.

(a)    Beginning on the date hereof and ending on the date that NHTV no longer beneficially owns at least one third (1/3) of the outstanding shares of Series D Preferred Stock (as defined in the Purchase Agreement) (the “Board Rights Termination Date” and such period from the date of this Agreement to the Board Rights Termination Date, the “Observation Period”), NHTV shall have the right to designate, from time to time in its sole discretion, by written notice to the Board, an Observer to attend all meetings (including telephonic or videoconference meetings) of the Board and all Committees during the Observation Period in a non-voting, observer capacity. NHTV hereby designates Teddy Cummings to serve as the Observer until his/her successor shall have been designated by NHTV. The Observer may participate fully in discussions of all matters brought to the Board or Committee, as the case may be, for consideration, but in no event shall the Observer (i) be deemed to be a member of the Board or any Committee; (ii) have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders; (iii) have the right to propose or offer any motions or resolutions to the Board or Committees; or (iv) have the right to vote on any matter under consideration by the Board or any Committee or otherwise have any power to cause the Company to take, or not to take, any action. The Company shall allow the Observer to attend Board or Committee meetings either in person or by telephone or electronic communication, as the Observer may elect in its sole discretion. The Observer’s presence shall not be required for purposes of establishing a quorum.

(b)    The Company shall provide the Observer copies of all notices, minutes, consents and other materials that it provides to the members of the Board (or Committee, as applicable), except materials that relate to executive sessions of the Board (collectively, “Board Materials”), including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board members (or Committee members, as applicable), except to the extent the Observer has been excluded therefrom pursuant to clause (c) below.

(c)    Notwithstanding anything herein to the contrary, the Company may exclude the Observer from access to any Board Materials, meeting or portion thereof if the Board concludes, acting in good faith, upon advice of the Company’s counsel, that (i) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company or its affiliates and its counsel; provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege; or (ii) such Board Materials or discussion relates to an existing or potential conflict of interest between the Company or any of its affiliates and NHTV affiliates; or (iii) such portion of a meeting is an executive session limited solely to independent director members of the Board, independent auditors and/or legal counsel, as the Board may designate, and the Observer (assuming such Observer were a member of the Board) would not meet the then-applicable standards for independence adopted by the Nasdaq Stock Market LLC, or such other exchange on which the Company’s securities are then traded.

(d)    From and after the Board Rights Termination Date, the rights of NHTV and its designated Observer provided in Sections 1(a) and 1(b) shall cease.

2    Confidentiality.

(a)    All information, including verbal information and written materials, provided to an Observer in accordance with Sections 1(a) and 1(b) shall be treated as confidential and sensitive (“Confidential Information”) and, prior to the Observer’s attendance at any Board or Committee meeting, the Board may elect to require the Observer to execute and deliver to the Company a confidentiality agreement in the form attached hereto as Exhibit A. NHTV shall be entitled to receive Confidential Information from the Observer and NHTV agrees not disclose any Confidential Information to any person, except that Confidential Information may be disclosed:

(i)    to NHTV’s partners, shareholders, members, directors, trustees, officers, employees, agents, counsel, accountants, consultants, investment advisers or other professionals or representatives, or its affiliates or wholly owned subsidiaries (“Representatives”) in the normal course of the performance of their duties for NHTV (it being understood that such Representatives shall be informed by NHTV of the confidential nature of such information and shall be directed to treat such information in accordance with this Section 2);

(ii)    to the extent requested or required by applicable law, rule or regulation; provided, that NHTV shall give the Company prompt written notice of such request(s) (including if received by a Representative), to the extent permitted by applicable law, so that the Company may, at its sole expense, seek an appropriate protective order or similar relief (and NHTV or such Representative shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such applicable law, rule or regulation and shall use commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information);

(iii)    to any person to whom NHTV is contemplating a bona fide transfer of its equity securities of the Company permitted in accordance with the terms of the Purchase Agreement; provided, that such person is not prohibited from receiving such information pursuant to this Section 2 and, prior to such disclosure, such potential transferee is advised of the confidential nature of such information and executes a non-disclosure agreement in customary form (and otherwise containing confidentiality obligations no less restrictive than those contemplated by this Section 2);

(iv)    to any governmental, regulatory or self-regulatory authority or rating agency to which NHTV or any of its affiliates is subject or with which it has regular dealings in connection with any routine request of or any routine examination by such authority or agency, as long as such authority or agency is advised of the confidential nature of such information;

(v)    in connection with NHTV or NHTV’s affiliates’ normal fund raising, marketing, informational or reporting activities or to any bona fide prospective purchaser of the equity or assets of NHTV or NHTV’s affiliates, or prospective merger partner of NHTV or NHTV’s affiliates; provided, that prior to such disclosure the persons to whom such information is disclosed are advised of the confidential nature of such information and execute and deliver a non-disclosure agreement in customary form (and otherwise containing confidentiality obligations no less restrictive than those contemplated by this Section 2) or such person is otherwise bound by a legal or similar duty of confidentiality in respect of such information; or

(vi)    if the prior written consent of the Company shall have been obtained.

(b)    Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company. The restrictions contained in this Section 2 shall terminate twenty-four (24) months following the date on which NHTV ceases to own any shares of Common Stock (as defined in the Purchase Agreement) or any other shares of capital stock of the Company.

(c)    Confidential Information, with respect to NHTV, does not include information that: (A) is or becomes generally available to the public (including as a result of any information filed or submitted by the Company with the Securities and Exchange Commission) other than as a result of a disclosure by NHTV or its Representatives in violation of any confidentiality provision of this Agreement or any other applicable agreement; (B) is or was available to NHTV or its Representatives on a non-confidential basis prior to its disclosure to NHTV or its Representatives by the Company; or (C) was or becomes available to NHTV or its Representatives on a non-confidential basis, in each case of (B) and (C), from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the best of NHTV’s or its Representatives’ knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another person.

3    Expenses. The Company shall be responsible for any and all out-of-pocket expenses incurred in connection with the Observer’s attendance at Board and Committee meetings.

4    Miscellaneous.

(a)    Each provision of this Agreement shall be treated as a separate and independent clause, and the enforceability of any one clause shall in no way impair the enforceability of any other clauses herein. Moreover, if one or more of the provisions herein shall for any reason be held to be unenforceable, the appropriate judicial body shall construe such provision by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(b)    This Agreement may not be amended, modified or waived except by a specific writing signed by both parties. Any waiver by NHTV or the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

(c)    This Agreement and all aspects of the relationship between the parties hereto shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in the State of Delaware and both parties hereby submit to the exclusive jurisdiction and venue of any such court.

(d)    The Company, on the one hand, and NHTV, on the other hand, each acknowledge and agree that monetary damages may not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (i) the non-breaching party shall have the right to seek immediate injunctive and other equitable relief, without proof of actual damages; (ii) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (iii) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity.

(e)    This Agreement may be executed and delivered either originally or by facsimile and in counterparts, each of which shall constitute an original but taken together shall constitute one and the same instrument.

(f)    The provisions of Sections 2, 3, 4(c), 4(d) and this Section 4(f) will survive termination of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Board Observer Agreement as of the date first above written.

NN, INC.

By:	/s/ Matthew S. Heiter
Name:	Matthew S. Heiter
Title:	Senior Vice President, General Counsel and Secretary

PURCHASER

NHTV Nevada Holdings LP

By: NHTV Nevada Holdings GP LLC, its general partner

By: North Haven Tactical Value Fund LP, its managing member

By: MS Tactical Value Fund GP LP, its general partner

By: MS Tactical Value Fund GP Inc., its general partner

By:	/s/ Teddy Cummings
Name:	Teddy Cummings
Title:	Vice President

Signature Page to Board Observer Agreement

Exhibit A

Form of Observer Confidentiality Agreement

OBSERVER CONFIDENTIAL INFORMATION AGREEMENT

THIS OBSERVER CONFIDENTIAL INFORMATION AGREEMENT (“Agreement”) is made and entered into as of the     day of             , 2021, by and between NN, Inc., a Delaware corporation (the “Company”) and                     (“Observer”; collectively with the Company, the “Parties”).

1.	Confidential Information.

(a)

The Observer hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. The Observer agrees that he will not: (i) use, disclose, or reverse engineer the Confidential Information except as authorized by the Company Entities or as otherwise permitted herein or (ii) upon the Observer’s resignation or termination retain Confidential Information, including any copies existing in any form (including electronic form), that are in his possession or control (other than back-up copies of electronic files created in the ordinary course of business, which the Observer shall keep confidential in accordance with the terms of this Agreement for so long as they exist and remain Confidential Information, irrespective of the provisions of Paragraph 5). Notwithstanding the foregoing, the Observer may use the Confidential Information in the course of performing his duties as Observer on behalf of NHTV Nevada Holdings LP (“NHTV”) as described hereunder; provided, that such use is made in good faith.

(b)

Notwithstanding the prior paragraph, the Parties acknowledge and agree that the Observer shall not be held criminally or civilly liable under trade secret law for the disclosure of a trade secret made in confidence to a government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or made in a complaint or other document filed under seal in a lawsuit or other proceeding. Nothing in this Agreement prohibits the Observer from reporting possible violations of applicable laws or regulations to any applicable governmental agency or entity or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Observer does not need the prior authorization of the Company to make any such reports or disclosures, and the Observer is not required to notify the Company that the Observer has made such reports or disclosures.

(c)

The Parties acknowledge and agree that the Company and NHTV are parties to that certain Board Observer Agreement, dated as of March 22, 2021 (the “Observer Agreement”), pursuant to which “Confidential Information” (as defined in the Observer Agreement) may from time to time be provided or made available to NHTV on the terms and conditions of the Observer Agreement. Nothing contained in this Agreement shall be deemed to restrict or prohibit the disclosure or use by NHTV of any “Confidential Information” (as defined in the Observer Agreement) that has been provided or made available to NHTV pursuant to the Observer Agreement, provided that such disclosure or use is in accordance with the Observer Agreement.

(d)	“Company Entities” means the Company and its subsidiaries.

(e)

“Confidential Information” means all valuable and confidential materials and information (whether or not reduced to writing) that the Observer obtains or to which the Observer obtains access as a result of his activities as Observer, including, without limitation, the following: (a) any and all data, information, materials, systems, processes, procedures or intellectual property owned or used by the Company Entities (as defined in the Purchase Agreement) that is competitively sensitive and not generally known to the public, including, but not limited to, information relating to employees, customers, clients, vendors or suppliers; information provided to the Observer by any of the Company Entities’ employees, customers, vendors or suppliers; customer lists; any and all financial statements, budgets, projections and related data; information, processes, procedures or systems relating to research and development, engineering, legal matters, human resources, sourcing, operations, purchasing and manufacturing; business, marketing, advertising and sales plans or estimates; internal performance results; information relating to possible partnerships, joint ventures or acquisitions of a Party; contracts; business records, corporate books and other Company Entity-related records; (b) any creative, scientific or technical information, drawing, design, diagram, process, plan, method, or formula; and (c) all confidential or proprietary concepts (oral or written), documentation, reports, data, specifications, computer hardware or software, source code, object code, flow charts, databases, inventions, know-how, show how and trade secrets, which pertain to the Company Entities regardless of form and whether or not patented or patentable, copyrighted or able to be copyrighted or registered as a trademark or registrable as a trademark and all modifications, derivative works, enhancements and versions thereof. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Observer, his agents or his representatives in violation of this Agreement, (ii) was available to the Observer on a non-confidential basis prior to its disclosure to the Observer by or on behalf of a Company Entity, (iii) is shown to have been independently developed and disclosed by the Observer or others without violating this Agreement or, to the best knowledge of the Observer after reasonable inquiry, the legal rights of a Company Entity or (iv) to the Observer’s actual knowledge otherwise enters the public domain not in violation of any duty or obligation of confidentiality in favor of a Company Entity.

2.

Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

3.

JURY TRIAL WAIVER. THE OBSERVER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersede all previous understandings, discussions, negotiations, and agreements, with respect to the subject matter herein. No other promises or inducements have been made or entered into by either Party.

5.

Survival. The provisions of this Agreement shall survive for a period of one (1) year following the termination of Observer’s service as Observer, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

ACCEPTED AND AGREED:

Date